Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
www.lilly.com
Date: January 31, 2007
For Release: IMMEDIATELY
Refer to: (317) 276-5795 — Mark E. Taylor
Lilly Announces 2006 Adjusted EPS of $3.18 Excluding Charges and Reported EPS of $2.45
Sales grew 9 percent in the fourth quarter and 7 percent for the full year
Eli Lilly and Company (NYSE: LLY) today announced financial results for the fourth quarter and full year of 2006.
Fourth-Quarter Highlights
•	Sales increased 9 percent, to $4.245 billion.
•	Newer products — Alimta®, Byetta®, Cialis®, Cymbalta®, Forteo®, Strattera®, Symbyax®, Xigris® and Yentreve® — collectively grew 41 percent, to $1.120 billion, and accounted for 26 percent of total sales, compared with 20 percent of total sales in the fourth quarter of 2005.
•	Net income and earnings per share were $132.3 million and $.12, respectively, compared with fourth-quarter 2005 net income of $700.6 million and $.64 earnings per share.
•	Excluding certain charges in the fourth quarters of 2006 and 2005, net income and earnings per share grew 7 and 6 percent, respectively, to $929.6 million and $.85.
2006 Highlights
•	Sales increased 7 percent, to $15.691 billion.
•	Newer products collectively grew 47 percent, to $3.802 billion, and accounted for 24 percent of total sales, compared with 18 percent of total sales in 2005.
•	Net income and earnings per share were $2.663 billion and $2.45, respectively, compared with 2005 net income of $1.980 billion and $1.81 earnings per share.
•	Excluding certain charges in 2006 and 2005, net income and earnings per share grew 11 percent to $3.460 billion and $3.18, respectively.

Pharmaceutical Product Sales Highlights

(Dollars in millions)	Fourth Quarter		% Change Over/(Under)	Full Year		% Change Over/(Under)
	2006	2005	2005	2006	2005	2005
Zyprexa®	$1,156.5	$1,032.2	12%	$4,363.6	$4,202.3	4%
Diabetes Care Products	781.7	750.4	4%	2,959.2	2,797.1	6%
Gemzar®	371.3	352.6	5%	1,408.1	1,334.5	6%
Cymbalta	424.1	228.8	85%	1,316.4	679.7	94%
Evista®	270.3	265.3	2%	1,045.3	1,036.1	1%
Alimta	171.4	135.8	26%	611.8	463.2	32%
Forteo	172.1	118.0	46%	594.3	389.3	53%
Strattera	156.3	168.0	(7)%	579.0	552.1	5%
Significant Events Over the Last Three Months
•	On January 29, 2007 Lilly completed the acquisition of ICOS Corporation at a cost of approximately $2.3 billion. The acquisition brings the full value of Cialis to Lilly and enables the company to realize operational efficiencies in the further development, marketing and selling of this product. Lilly expects the acquisition to be accretive to earnings beginning in 2008.
•	The United States Court of Appeals upheld an earlier ruling affirming the validity of Lilly’s patent on Zyprexa through 2011.
•	Lilly entered into agreements with plaintiff’s attorneys to settle the vast majority of remaining product liability litigation claims regarding Zyprexa. While the company believes the claims are without merit, it took this step because Lilly believes it is in the best interest of the company, the patients who depend on this medicine, and their doctors. The settlements cover over 18,000 claims, and resulted in a charge in the fourth quarter of 2006 of $494.9 million pre-tax, or $.42 per share.
•	As part of Lilly’s ongoing efforts to increase productivity and reduce its cost structure, the company reached decisions to close its manufacturing facility in Basingstoke, England, and its research and development sites in Belgium and Germany. A decision was also made to stop construction of the planned insulin manufacturing facility in Prince William County, Virginia. The combination of these decisions, and other asset impairments, resulted in a fourth quarter 2006 charge of $450.3 million or $.31 per share. In addition, the company announced a voluntary exit program for up to 250 employees at its Tippecanoe manufacturing site in Lafayette, Indiana.
•	In late November, Lilly and its partner Amylin received European Commission authorization to market Byetta as a treatment for type 2 diabetes. In addition, in late December, Lilly and Amylin received U.S. FDA approval for Byetta as an add-on therapy to improve blood sugar control in people with type 2 diabetes who have not achieved adequate control on a thiazolidinedione (TZD).
•	In November, Lilly submitted a new drug application to the FDA for Evista for the reduction in risk of invasive breast cancer in postmenopausal women with osteoporosis and postmenopausal women at high risk for breast cancer. Evista is currently indicated for the treatment and prevention of osteoporosis in postmenopausal women.
•	In late December, Lilly closed the enrollment of a Phase III study of enzastaurin for the treatment of recurrent glioblastoma after an external data monitoring committee determined the study would likely not meet its primary endpoint. However, other enzastaurin trials are ongoing, including a phase III study as a maintenance therapy to prevent relapse in non-Hodgkin’s lymphoma patients and an earlier phase study for frontline glioblastoma.
•	In early January of 2007, Lilly licensed from OSI Pharmaceuticals its glucokinase activator (GKA) program for the treatment of Type II diabetes, including the lead compound PSN010. Lilly received an exclusive license to develop and market any compounds derived from the GKA program.
•	In mid-January, Lilly, along with its partner Daiichi Sankyo, announced that enrollment had been completed in the TRITON study, a phase III head-to-head study comparing prasugrel to clopidogrel in patients with acute coronary syndrome undergoing percutaneous coronary intervention (PCI).
•	In mid-January, Lilly announced the launch of a new business group focused on companion animal health. The group, evolving at Lilly for more than seven years, will produce innovative medicines for dogs and cats under the Lilly brand name.
“Lilly successfully delivered on its sales and earnings expectations in 2006, and at the same time made significant progress on several key strategic issues,” commented Sidney Taurel, Lilly chairman and chief executive officer. “Our adjusted earnings per share growth of 11 percent was among the best in the industry, due in large part to the growth in sales of our newer products and expanding cost containment and productivity initiatives. Lilly also generated solid cash flow for 2006, thereby strengthening our balance sheet. In addition to our strong financial results, we successfully completed the acquisition of ICOS, received a positive court ruling on the validity of Zyprexa’s patent, and resolved much of the uncertainty regarding Zyprexa product liability litigation. Looking forward to 2007, Lilly is well-positioned to again deliver on our expectations.”
Fourth-Quarter Results
Worldwide sales for the quarter were $4.245 billion, an increase of 9 percent compared with the fourth quarter of 2005. Worldwide sales volume increased 2 percent, while selling prices and exchange rates increased sales 6 percent and 2 percent, respectively (numbers do not add due to rounding). Excluding the impact of lower Actos® revenue due to the expiration of Lilly’s U.S. marketing rights, worldwide sales for the quarter increased 12 percent.
Gross margins as a percent of sales declined by 0.8 percentage points, to 76.0 percent. This decline was primarily due to the impact of foreign exchange rates and lower production volume in the quarter due to scheduled facility shutdowns, offset in part by higher product prices.
Overall, marketing and administrative expenses increased 10 percent, to $1.311 billion. This increase was largely due to increased marketing expenses in support of key products, primarily Cymbalta and the diabetes care franchise, and an increase in litigation-related costs. Research and development expenses were $858.0 million, or 20 percent of sales. Compared with the fourth quarter of 2005, research and development expenses increased 6 percent. This increase was primarily due to increases in discovery research and clinical trial costs.
Other income increased by $17.5 million, to $102.7 million, primarily due to increased Lilly ICOS joint venture income.
The effective income tax rate increased 19.2 percentage points, to 38.5 percent, due primarily to the lower tax benefit associated with the Zyprexa product liability charge recorded in the fourth quarter of 2006. In addition, income tax expense in the fourth quarter of 2005 benefited from the impact of a reduction in the full-year 2005 adjusted effective tax rate to 21 percent.

Reported net income and earnings per share were $132.3 million and $.12, respectively, compared with fourth-quarter 2005 net income of $700.6 million and $.64 earnings per share. Results in the fourth quarter of 2006 and 2005 were affected by several items noted in the table below. Excluding those items in 2006 and 2005, adjusted net income and earnings per share grew 7 percent and 6 percent, respectively, to $929.6 million and $.85, benefiting from sales growth, offset partially by growth in cost of sales and marketing and administrative expenses. For further detail, see the reconciliation below as well as the footnotes to the adjusted income statement later in this press release.

Earnings per Share Reconciliation	Fourth Quarter		% Growth
	2006	2005
E.P.S. (reported)	$.12	$.64
Eliminate product liability charge	.42	—
Eliminate asset impairments, restructuring and other special charges	.31	.14
Eliminate cumulative effect of an accounting change due to adoption of new accounting rule (FIN 47) for conditional asset retirement obligations	—	.02

E.P.S. (adjusted)	$.85	$.80	6%

Full-Year Results
Worldwide sales for the full year of 2006 were $15.691 billion, an increase of 7 percent compared with 2005. Worldwide sales volume increased 3 percent and selling prices increased sales by 4 percent. Exchange rates did not impact our sales growth. 2005 sales results were impacted by a renegotiation of arrangements with U.S. wholesalers in early 2005. Reductions occurred in wholesaler inventory levels for certain products (primarily Strattera, Prozac®, and Gemzar) that reduced 2005 sales by approximately $170 million.
Gross margins as a percent of sales increased by 1.1 percentage points, to 77.4 percent. This increase was primarily due to increased product prices and increased production volume, partially offset by higher manufacturing expenses.
Overall, marketing and administrative expenses increased 9 percent, to $4.890 billion. This increase was largely attributable to increased marketing expenses in support of key products,

primarily Cymbalta and the diabetes care franchise, and an increase in litigation-related costs. Research and development expenses were $3.129 billion, or 20 percent of sales. Compared with 2005, research and development expenses increased 3 percent. This increase was primarily due to increases in discovery research and clinical trial costs.
Other income decreased $76.4 million, to $237.8 million, primarily due to higher net interest expense, and less income related to the out-licensing of legacy products and partnered compounds in development, partially offset by increased Lilly ICOS joint venture income.
The effective income tax rate decreased 4.2 percentage points, to 22.1 percent on an as-reported basis, primarily due to the tax impact of the product liability and asset impairment and restructuring charges recorded in 2006 compared to the tax impact of similar types of charges recorded in 2005. The effective tax rates for the adjusted financial results in 2006 and 2005 were 20.7 percent and 21.0 percent, respectively.
Reported net income and earnings per share were $2.663 billion and $2.45, respectively, compared with 2005 net income of $1.980 billion and $1.81. Results in 2006 and 2005 were affected by several items noted in the table below. Excluding those items in 2006 and 2005, adjusted net income and earnings per share grew 11 percent to $3.460 billion and $3.18, respectively, benefiting from sales growing at a faster rate than cost of sales and research and development expenditures, offset partially by lower net other income. For further detail, see the reconciliation below as well as the footnotes to the adjusted income statement later in this press release.

Earnings per Share Reconciliation	Full Year		% Growth
	2006	2005
E.P.S. (reported)	$2.45	$1.81
Eliminate product liability charge	.42	.90
Eliminate asset impairments and restructuring charges	.31	.14
Eliminate cumulative effect of an accounting change due to adoption of new accounting rule (FIN 47) for conditional asset retirement obligations	—	.02

E.P.S. (adjusted)	$3.18	$2.87	11%

Zyprexa
In the fourth quarter of 2006, Zyprexa sales totaled $1.157 billion, a 12 percent increase compared to the fourth quarter of 2005. U.S. sales of Zyprexa increased 19 percent, to $550.5 million, due primarily to higher prices. In contrast to earlier year-on-year comparisons in 2006 that showed significant declines in demand, the comparison for the fourth quarter shows demand essentially flat. Zyprexa sales in international markets increased 7 percent, to $606.1 million, driven by the impact of foreign exchange rates and volume increases.
For the full year of 2006, worldwide Zyprexa sales increased 4 percent, to $4.364 billion. U.S. Zyprexa sales for 2006 were $2.106 billion, a 4 percent increase driven by higher prices, offset in part by lower demand. International Zyprexa sales were $2.257 billion, a 4 percent increase, driven by increased demand, offset in part, by declining prices. For 2007, worldwide Zyprexa sales are expected to remain stable.
Diabetes Care Products
In the fourth quarter of 2006, diabetes care revenue, composed primarily of Humalog®, Humulin®, Actos and Byetta, increased 4 percent, to $781.7 million, compared with the fourth quarter of 2005. Diabetes care revenue increased 4 percent in the U.S., to $451.2 million. Diabetes care revenue outside the U.S. increased 5 percent, to $330.6 million. For the full year of 2006, worldwide diabetes care revenue increased 6 percent, to $2.959 billion. Excluding the impact of lower Actos ® revenue due to the expiration of Lilly’s U.S. marketing rights, worldwide diabetes care revenue increased 17 percent for the quarter and 10 percent for the full year.
For the fourth quarter of 2006, worldwide Humalog sales increased 14 percent, to $352.2 million, driven by increased prices in the U.S. and increased volume in both the U.S. and international markets. Worldwide Humulin sales increased 4 percent, to $257.0 million, driven primarily by increased prices in the U.S. and increased volume outside the U.S., partially offset by decreased prices outside the U.S.
As previously disclosed, Lilly’s U.S. marketing rights with respect to Actos expired in September 2006; however, Lilly will continue to receive royalties from Takeda Pharmaceuticals North

America at a declining rate through September 2009. The arrangement outside the U.S. continues. In the fourth quarter, Actos generated $89.8 million of revenue for Lilly, a decrease of $65.2 million versus the fourth quarter of 2005.
Total sales of Byetta were $137.0 million in the fourth quarter, an 8 percent sequential increase compared with the third quarter of 2006. Lilly reports as revenue its 50 percent share of Byetta’s gross margins and its sales of Byetta pen delivery devices to Amylin Pharmaceuticals; for the fourth quarter, this revenue totaled $68.9 million, representing an 11 percent sequential increase compared with the third quarter of 2006.
For the full year of 2006, worldwide Humalog sales increased 9 percent, to $1.300 billion due to higher prices in the U.S. and increased volume outside the U.S.; Humulin sales decreased 8 percent, to $925.3 million due primarily to decreased volume in the U.S.; Actos revenue to Lilly decreased 9 percent, to $448.5 million; Byetta generated $430.2 million in sales, with Lilly reporting $219.0 million of Byetta revenue.
Cymbalta
For the fourth quarter of 2006, Cymbalta generated $424.1 million in sales, up 85 percent, compared with the fourth quarter of 2005. U.S. sales of Cymbalta increased 77 percent, to $376.4 million, due to strong demand. Sales outside the U.S. were $47.7 million, reflecting international launches.
For the full year, Cymbalta topped $1 billion in annual sales in 2006, reaching “blockbuster” status in only its second full year on the market. In 2006, Cymbalta generated $1.316 billion in sales, up 94 percent compared with 2005. U.S. sales of Cymbalta increased 82 percent, to $1.159 billion, due to strong demand. Sales outside the U.S. were $157.7 million, reflecting international launches.
Gemzar
Gemzar had sales totaling $371.3 million for the fourth quarter, an increase of 5 percent from the fourth quarter of 2005. Sales in the U.S. increased 1 percent, to $157.1 million, while sales outside the U.S. increased 8 percent, to $214.2 million as a result of higher volume and the impact of foreign exchange rates.

For the full year, worldwide Gemzar sales increased 6 percent, to $1.408 billion. U.S. sales of Gemzar increased 4 percent to $609.8 million, due primarily to higher prices as well as the reductions in U.S. wholesaler inventory levels in 2005. Outside the U.S., Gemzar sales increased 7 percent to $798.3 million, driven by strong volume.
Evista
Evista sales were $270.3 million in the fourth quarter, a 2 percent increase compared with the fourth quarter of 2005. U.S. sales of Evista increased 4 percent, to $177.1 million due to higher prices, offset partially by a decline in demand. Sales outside the United States decreased 2 percent, to $93.2 million driven by a decline in demand.
Alimta
For the fourth quarter of 2006, Alimta generated sales of $171.4 million, an increase of 26 percent compared with the fourth quarter of 2005. U.S. sales of Alimta increased 9 percent, to $94.6 million due primarily to an increase in demand, while sales outside the U.S. increased 56 percent, to $76.8 million due to increased demand.
Forteo
Fourth-quarter sales of Forteo were $172.1 million, a 46 percent increase compared with the fourth quarter of 2005. U.S. sales of Forteo increased 52 percent, to $123.8 million. In addition to increased demand, U.S. Forteo sales significantly benefited from access to medical coverage through the Medicare Part D program and decreased utilization of the company’s U.S. patient assistance program, LillyAnswers. Sales outside the U.S. grew 31 percent, to $48.3 million.
Strattera
During the fourth quarter of 2006, Strattera generated $156.3 million of sales, a 7 percent decrease compared with the fourth quarter of 2005. The sales decrease was due to a decline in demand in the U.S.
For the full year, worldwide sales of Strattera increased 5 percent, to $579.0 million. U.S. sales of Strattera increased 2 percent to $509.3 million, due to higher prices as well as the reductions in U.S. wholesaler inventory levels in 2005, offset by a decline in demand. Outside the U.S.,

Strattera sales increased 31 percent to $69.8 million, due primarily to increased demand in addition to a modest favorable impact of foreign exchange rates, offset partially by lower prices.
Cialis
Total worldwide fourth-quarter sales of Cialis were $269.2 million, a 28 percent increase compared with fourth-quarter 2005 worldwide sales. Worldwide Cialis sales are composed of $54.5 million of sales in Lilly territories and $214.7 million of sales in the Lilly ICOS joint-venture territories. Within the joint-venture territories, the U.S. sales of Cialis were $106.0 million in the fourth quarter, a 30 percent increase compared with fourth-quarter 2005 U.S. sales. Cialis sales in Lilly territories are reported in Lilly’s revenue, while Lilly’s 50 percent share of the joint-venture territory sales, net of expenses, is reported in Lilly’s other income.
For the full year of 2006, Cialis worldwide sales increased 30 percent, to $971.0 million, of which $215.8 million represents sales in Lilly territories and $755.2 million relates to sales in the joint-venture territories. Within the joint-venture territories, the U.S. sales of Cialis increased 38 percent, to $377.3 million, in 2006. Following the acquisition, all future Cialis sales in all territories will be reported on Lilly’s revenue line.
Animal Health
Worldwide sales of animal health products in the fourth quarter were $259.9 million, an increase of 3 percent compared with the fourth quarter of 2005.
2007 Financial Guidance
On an adjusted basis, the company expects 2007 earnings per share of $0.77 to $0.79 for the first quarter. For the full-year, the company expects adjusted earnings per share of $3.25 to $3.35, which includes an estimated 10 cent per share dilutive impact from the ICOS acquisition related to the incremental interest expense on debt used to finance the acquisition, the amortization of ICOS intangibles and other integration costs. A disproportionate amount of the dilutive impact is expected to be incurred in the first half of the year. The adjusted earnings per share guidance excludes the estimated charges noted in the tables below related to restructuring charges and acquired in-process research and development, and any other future, material unusual items. Including the estimated charges noted in the tables below, the company expects reported earnings per share to be in the range of $0.41 to $0.43 for the first quarter and $2.89 to $2.99 for the full year.
See reconciliations below for further detail.

	Q1 2007	Q1 2006
Earnings per Share Reconciliation	Expectations	Results
E.P.S. (reported)	$.41 to $.43	$.77
Eliminate restructuring charges associated with previously announced manufacturing decisions	.07 (estimated)	—
Eliminate in-process research & development charges associated with ICOS acquisition and OSI in-licensing	.29 (estimated)	—

E.P.S. (adjusted)	$.77 to $.79	$.77

	2007	2006
Earnings per Share Reconciliation	Expectations	Results
E.P.S. (reported)	$2.89 to $2.99	$2.45
Eliminate product liability charge	—	.42
Eliminate asset impairments and restructuring charges associated with previously announced manufacturing decisions	.07 (estimated)	.31
Eliminate in-process research & development charges associated with ICOS acquisition and OSI in-licensing	.29 (estimated)	—

E.P.S. (adjusted)	$3.25 to $3.35	$3.18

For 2007, the company expects sales to grow in the high single or low double digits, impacted favorably by the inclusion of all Cialis revenue subsequent to the acquisition in Lilly’s top line. Gross margins as a percent of sales are expected to improve slightly compared with 2006. In addition, the company expects operating expenses to grow in the low double digits, driven primarily by the inclusion of all Cialis operating expenses subsequent to the acquisition and increased marketing and selling expenses in support of Cymbalta, Zyprexa and the diabetes care franchise, as well as ongoing investment in research and development that will continue to place Lilly among the industry leaders in terms of research and development investment as a percent of sales. The company also expects other income to contribute less than $100 million, a reduction from 2006 due to the removal of the Lilly ICOS joint venture after-tax profit. Other income will primarily include net interest income and income from the partnering and out-licensing of molecules. The company also anticipates the “adjusted” effective tax rate to be approximately 22 percent. In terms of cash flow, the company expects a continuation of strong cash flow trends in 2007, with capital expenditures of approximately $1.1 billion.
Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the fourth-quarter and full-year 2006 financial results conference call through a link on Lilly’s website at www.lilly.com. The conference call will be held today from 8:00 a.m. to 9:00 a.m. Eastern Standard Time (EST) and will be available for replay via the website through February 28, 2007.
Lilly, a leading innovation-driven corporation, is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers – through medicines and information – for some of the world’s most urgent medical needs. Additional information about Lilly is available at www.lilly.com. F-LLY
This press release contains forward-looking statements that are based on management’s current expectations, but actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. The company’s results may also be affected by such factors as competitive developments affecting current products; rate of sales growth of recently launched products; the timing of anticipated regulatory approvals and launches of new products; other regulatory developments and government investigations; patent disputes and other litigation involving current and future products; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals; changes in tax law; asset impairments and restructuring charges; and the impact of exchange rates. For additional information about the factors that affect the company’s business, please see the company’s latest Form 10-Q filed November 2006. The company undertakes no duty to update forward-looking statements.
# # #

Actos® (pioglitazone hydrochloride, Takeda), Takeda
Alimta® (pemetrexed, Lilly)
Byetta® (exenatide injection, Amylin Pharmaceuticals)

Cialis® (tadalafil, ICOS), Lilly ICOS LLC
Cymbalta® (duloxetine hydrochloride, Lilly)
Evista® (raloxifene hydrochloride, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Gemzar® (gemcitabine hydrochloride, Lilly)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)
Strattera® (atomoxetine hydrochloride, Lilly)
Symbyax® (olanzapine fluoxetine combination, or OFC, Lilly)
Xigris® (drotrecogin alfa (activated), Lilly)
Yentreve® (duloxetine hydrochloride, Lilly)
Zyprexa® (olanzapine, Lilly)

Eli Lilly and Company
Operating Results (Unaudited)
(Dollars in millions, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31			December 31
	2006	2005	% Chg.	2006	2005	% Chg.
Net sales	$4,245.3	$3,879.1	9%	$15,691.0	$14,645.3	7%

Cost of sales	1,019.0	898.2	13%	3,546.5	3,474.2	2%
Research and development	858.0	809.9	6%	3,129.3	3,025.5	3%
Marketing and administrative	1,310.8	1,189.6	10%	4,889.8	4,497.0	9%
Asset impairments and other special charges	945.2	171.9	N/M	945.2	1,245.3	N/M

Operating income	112.3	809.5	N/M	3,180.2	2,403.3	N/M

Net interest income	21.7	23.6		23.8	106.9
Joint venture income	30.2	18.4		96.3	11.1
Net other income	50.8	43.2		117.7	196.2

Other income	102.7	85.2		237.8	314.2

Income before income taxes and cumulative effect of an accounting change	215.0	894.7	N/M	3,418.0	2,717.5	N/M
Income taxes	82.7	172.1	N/M	755.3	715.9	N/M

Income before cumulative effect of an accounting change	132.3	722.6	N/M	2,662.7	2,001.6	N/M
Cumulative effect of an accounting change, net of tax	—	(22.0)	N/M	—	(22.0)	N/M

Net income	$132.3	$700.6	N/M	$2,662.7	$1,979.6	N/M

Earnings per share — basic	$0.12	$0.64	N/M	$2.45	$1.82	N/M

Earnings per share — diluted	$0.12	$0.64	N/M	$2.45	$1.81	N/M

Dividends paid per share	$0.40	$0.38	5%	$1.60	$1.52	5%
Weighted-average shares outstanding (thousands) — basic	1,088,612	1,091,655		1,086,239	1,088,754
Weighted-average shares outstanding (thousands) — diluted	1,089,097	1,093,511		1,087,490	1,092,150

N/M	— not meaningful

Eli Lilly and Company
Operating Results (Unaudited) – ADJUSTED
(Dollars in millions, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31			December 31
	2006 (a)	2005 (b)	% Chg.	2006 (a)	2005 (c)	% Chg.
Net sales	$4,245.3	$3,879.1	9%	$15,691.0	$14,645.3	7%

Cost of sales	1,019.0	898.2	13%	3,546.5	3,474.2	2%
Research and development	858.0	809.9	6%	3,129.3	3,025.5	3%
Marketing and administrative	1,310.8	1,189.6	10%	4,889.8	4,497.0	9%

Operating income	1,057.5	981.4	8%	4,125.4	3,648.6	13%

Net interest income	21.7	23.6		23.8	106.9
Joint venture income	30.2	18.4		96.3	11.1
Net other income	50.8	43.2		117.7	196.2

Other income	102.7	85.2		237.8	314.2

Income before income taxes	1,160.2	1,066.6	9%	4,363.2	3,962.8	10%
Income taxes	230.6	195.0	18%	903.2	832.2	9%

Net income	$929.6	$871.6	7%	$3,460.0	$3,130.6	11%

Earnings per share — basic	$0.85	$0.80	6%	$3.19	$2.88	11%

Earnings per share — diluted	$0.85	$0.80	6%	$3.18	$2.87	11%

Dividends paid per share	$0.40	$0.38	5%	$1.60	$1.52	5%
Weighted-average shares outstanding (thousands) — basic	1,088,612	1,091,655		1,086,239	1,088,754
Weighted-average shares outstanding (thousands) — diluted	1,089,097	1,093,511		1,087,490	1,092,150

(a)	The 2006 amounts are adjusted to eliminate the $494.9 million (pretax), or $.42 per share (after-tax), fourth-quarter charge to cover the Zyprexa product liability settlement as well as other Zyprexa product liability claims not covered by the settlement and defense costs. In addition, these amounts are also adjusted to eliminate the $450.3 million (pretax), or $0.31 per share (after-tax) charge for asset impairments, restructuring and other special charges.

(b)	The 2005 fourth-quarter amounts are adjusted to eliminate the $171.9 million (pretax), or $.14 per share (after-tax) charge for asset impairments, restructuring and other special charges and the $22.0 million (after-tax), or $.02 per share (after-tax) charge for the cumulative effect of an accounting change due to the adoption of a new accounting rule (FIN 47) for conditional asset retirement obligations.

(c)	The 2005 amounts are adjusted to eliminate the fourth-quarter charges outlined in (b) above and the $1.073 billion (pretax), or $.90 per share (after-tax), second-quarter charge to cover the Zyprexa product liability settlement as well as other product liability claims not covered by the settlement.

Eli Lilly and Company
Major Pharmaceutical Product Sales and Revenues (Unaudited)
(Dollars in millions)

	Three Months Ended		% Change	Twelve Months Ended		% Change
	December 31		Over/(Under)	December 31		Over/(Under)
	2006	2005	2005	2006	2005	2005
Zyprexa	$1,156.5	$1,032.2	12%	$4,363.6	$4,202.3	4%
Gemzar	371.3	352.6	5%	1,408.1	1,334.5	6%
Cymbalta	424.1	228.8	85%	1,316.4	679.7	94%
Humalog	352.2	309.1	14%	1,299.5	1,197.7	9%
Evista	270.3	265.3	2%	1,045.3	1,036.1	1%
Humulin	257.0	247.2	4%	925.3	1,004.7	(8)%
Alimta	171.4	135.8	26%	611.8	463.2	32%
Forteo	172.1	118.0	46%	594.3	389.3	53%
Strattera	156.3	168.0	(7)%	579.0	552.1	5%
Actos	89.8	155.0	(42)%	448.5	493.0	(9)%
Eli Lilly and Company Employment Information

	December 31, 2006	December 31, 2005
Worldwide Employees	41,500	42,600